Exhibit 99.1

KULR to Consolidate Shares as Part of Broader Market Positioning Strategy

HOUSTON / GLOBENEWSWIRE / June 13, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin First Company and global leader in sustainable energy management, announced today that it will effect a 1-for-8 reverse stock split of its outstanding common stock. This will be effective for trading purposes as of the commencement of trading on June 23, 2025. KULR’s common stock will continue to trade on the NYSE-American Market under the symbol “KULR” and under a new CUSIP number.

The noncompulsory decision to implement this stock split reflects the Company’s aim to optimize market dynamics, broaden investor appeal and accessibility, and align the stock’s trading conditions with the best interests of its investors.

KULR CEO Michael Mo commented, "KULR is implementing a reverse stock split to better position itself for broader institutional participation and long-term shareholder value. While our shares already trade with ample liquidity, we believe that a higher share price will allow us to take advantage of potential inclusion in institutional portfolios and trading platforms that have minimum price thresholds, particularly as we approach the upcoming Russell 3000® Index reconstitution later this month. We think this action optimizes alignment with preferred institutional buying parameters with the goal of broadening our shareholder base.”

As a result of the reverse stock split, every 8 pre-split shares of common stock outstanding will become one share of common stock. The par value of KULR’s common stock will remain unchanged at $0.0001 per share after the reverse stock split. The reverse stock split will not change the authorized number of shares of KULR’s common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in KULR’s equity, except to the extent that the reverse stock split results in some stockholders owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the reverse stock split, the Company will issue to such stockholder, at the participant level, such additional fraction of a share as is necessary to increase such resulting fractional share to a full share of common stock. The reverse stock split will also apply to common stock issuable upon the exercise of the Company’s outstanding warrants and stock options, with a proportionate adjustment to the exercise prices thereof, and under KULR’s equity incentive plan.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 300 million to approximately less than 40 million.

Vstock Transfer is acting as the exchange agent and transfer agent for the reverse stock split. Stockholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a Bitcoin First Company that delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its cash to the acquisition of bitcoin.

Find KULR: Website | X | Telegram | LinkedIn | Instagram | TikTok | Facebook

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com